AMENDMENT NO. 1
TO THE
ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO THE ADVISORY AGREEMENT (this “Amendment”), dated as of November 21, 2013, is entered into by and between MVP REIT, Inc., formerly MVP Monthly Income Realty Trust, Inc., a Maryland corporation (the “Company”), and MVP Realty Advisor, LLC, a Nevada limited liability company (the “Advisor” and collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, the Parties entered into that certain Advisory Agreement (the “Advisory Agreement”), which provides for, among other matters, the management of the Company’s day-to-day activities by the Advisor;

WHEREAS, the one-year term of the Advisory Agreement was renewed, effective as of September 9, 2013, for an additional term of one year, and the Advisory Agreement may be renewed for an unlimited number of additional successive one-year terms; and

WHEREAS, the Parties now desire to amend the Advisory Agreement to provide that the Advisor shall not be entitled to reimbursement by the Company for personnel or related employment costs incurred by the Advisor or its affiliates.

 NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
AMENDMENTS

           1.1.           Amendment to Section 9.1.  Each of clauses (iv), (ix), (x) and (xi) of Section 9.1 of the Advisory Agreement is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

1.2.           Amendment to Section 9.1(xii). Section 9.1(xii) of the Advisory Agreement is hereby deleted and replaced in its entirety with the following:

“(xii) Audit, accounting and legal fees, and other fees for professional services provided by third parties relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board; provided, however, that, pursuant to Section 9.1(xviii) of the Advisory Agreement (as added pursuant to this Amendment), prior to the first anniversary of a Liquidity Event, the Advisor shall not be entitled to reimbursement by the Company for any personnel or related employment costs incurred by the Advisor or its Affiliates in performing the services described in Article 3 hereof, including but not limited to salary and benefits of employees and overhead, whether incurred by the Advisor before or after the date of this Amendment.”

1.3.           Addition of New Section 9.1(xvii). Section 9.1 of the Advisory Agreement is hereby further amended to add the following clause (xviii) immediately after the end of clause (xvi) of Section 9.1 of the Advisory Agreement:

“(xviii)  The following costs incurred by the Advisor or its Affiliates, but only to the extent incurred from and after the first anniversary of the occurrence of any Liquidity Event (as defined hereunder):

(A)           Rent, utilities and other third party costs for office space;

(B)           All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(C)           Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities; and

(D)           Personnel and related employment direct costs incurred by the Advisor or its Affiliates from and after the first anniversary of the occurrence of any Liquidity Event (as defined hereunder) (a) in performing the services described in Article 3 hereof or (b) as otherwise approved by the Independent Directors, including but not limited to salary, benefits, burdens and overhead of all employees directly involved in the performance of such services, plus all out-of-pocket costs incurred; provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees (A) perform services for which the Advisor receives Acquisition Fees or Disposition Fees or (B) serve as executive officers of the Company.

For purposes of the Advisory Agreement, “Liquidity Event” means any of the following: (i) a listing of the Company’s shares on a national securities exchange, or (ii) a merger, sale of all or substantially all of the Company’s assets or another transaction approved by the Company’s board of directors in which the Company’s stockholders will receive cash and/or shares of a publicly traded company).”

ARTICLE II
MISCELLANEOUS

2.1           Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Advisory Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Advisory Agreement and the terms of this Amendment, the terms of this Amendment shall control.

2.2           Counterparts. This Amendment may be executed two counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and both of which shall together constitute one and the same instrument. This Amendment shall become binding when one or both counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

2.3           Governing Law. The provisions of this Amendment shall be construed and interpreted in accordance with the laws of the State of Nevada as at the time in effect, without regard to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first written above.

MVP REIT, INC.

By:/s/ Michael V. Shustek
      Michael V. Shustek
      President and Chief Executive Officer

MVP REALTY ADVISOR, LLC

By: :/s/ Michael V. Shustek